151 Farmington Avenue Hartford, Conn. 06156	Media Contact: T.J. Crawford 212-457-0583 crawfordt2@aetna.com
Investor Contact: Joe Krocheski 860-273-0896 krocheskij@aetna.com

News Release _________________________________________________________

AETNA REPORTS THIRD-QUARTER 2017 RESULTS

HARTFORD, Conn., October 31, 2017 - Aetna (NYSE: AET) announced third-quarter 2017 net income(1) of $838 million, or $2.52 per share. Adjusted earnings(2) for third-quarter 2017 were $814 million, or $2.45 per share. Aetna's strong third-quarter performance resulted in net income of $1.7 billion and adjusted earnings of $2.9 billion for the nine months ended September 30, 2017.

“Our third-quarter results are a continuation of our momentum from the first half of the year,” said Mark T. Bertolini, Aetna chairman and CEO.  “Our tireless focus on service and quality are evident in the recently released 2018 Medicare star ratings.  For the third year in a row Aetna has the leading position among publicly-traded companies with the highest percentage of members in plans rated four stars or higher.”

“The strength of our core business fundamentals in the third-quarter was driven by disciplined pricing, moderate medical cost trend and focused execution,” said Shawn M. Guertin, Aetna executive vice president and CFO.  “We are once again increasing our full year 2017 earnings projections to reflect the continued strength of our operating results year to date.”

(In millions, except per share data)

	Third-Quarter 2017			Full-Year 2017
	Revenue	Earnings	EPS	Projected EPS(4)

GAAP	$14,994	$838	$2.52	~ $5.95

Non-GAAP (Adjusted)	$14,948	$814	$2.45	~ $9.75

Medical Membership totaled 22.2 million at September 30, 2017

Aetna presents both GAAP and non-GAAP financial measures in this press release to provide investors with additional information. Refer to footnotes (1) through (6) for definitions of non-GAAP financial measures and pages 9 through 11 for reconciliations of the most directly comparable GAAP financial measures to non-GAAP financial measures.

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Third-Quarter Financial Results at a Glance
	Third-Quarter
(Millions, except per common share data)	2017	2016	Change
Total revenue	$14,994	$15,781	(5)%
Adjusted revenue(3)	14,948	15,738	(5)%
Net income(1)	838	604	39%
Adjusted earnings(2)	814	734	11%

Per share results:
Net income(1)	$2.52	$1.70	48%
Adjusted earnings(2)	2.45	2.07	18%

Weighted average common shares - diluted	332.0	354.3

Total Company Results

•
Net income(1) was $838 million for third-quarter 2017 compared with $604 million for third-quarter 2016. The increase in net income during third-quarter 2017 was primarily due to the increase in adjusted earnings described below and lower transaction and integration-related costs in 2017 compared to 2016.

•
Adjusted earnings(2) were $814 million for third-quarter 2017 compared with $734 million for third-quarter 2016. The increase in adjusted earnings during third-quarter 2017 was primarily due to continued strong performance in Aetna's Health Care segment.

•
Total revenue and adjusted revenue(3) were $15.0 billion and $14.9 billion, respectively, for third-quarter 2017 and were $15.8 billion and $15.7 billion, respectively, for third-quarter 2016. The decrease in total revenue and adjusted revenue during third-quarter 2017 was primarily due to lower premiums in Aetna's Health Care segment, including lower membership in Aetna's ACA compliant individual and small group products, and the temporary suspension of the health insurer fee ("HIF") in 2017.

•
Total company expense ratio was 17.4 percent and 17.9 percent for the third quarters of 2017 and 2016, respectively. The adjusted expense ratio(5) was 17.5 percent and 17.6 percent for the third quarters of 2017 and 2016, respectively. The improvement in both ratios during 2017 was primarily due to the temporary suspension of the HIF in 2017 and the continued execution of Aetna's expense management initiatives, largely offset by targeted investment spending on Aetna's growth initiatives. The total company expense ratio also improved due to lower transaction and integration-related costs in third-quarter 2017 compared to 2016.

•
After-tax net income margin was 5.6 percent and 3.8 percent for the third quarters of 2017 and 2016, respectively. The adjusted pre-tax margin(6) was 9.2 percent and 8.5 percent for the third quarters of 2017 and 2016, respectively. The improvement in both third-quarter 2017 ratios was primarily due to continued strong performance in Aetna's Health Care segment. The improvement in the adjusted pre-tax margin was partially offset by the negative impact of the temporary suspension of the HIF in 2017.

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•
Total debt to consolidated capitalization ratio(7) was 39.5 percent at September 30, 2017 compared with 53.6 percent at December 31, 2016. The total debt to consolidated capitalization ratio at September 30, 2017 reflects (i) Aetna's decision to pre-fund debt maturities of approximately $1.0 billion coming due in the fourth quarter of 2017 with the issuance of $1.0 billion aggregate principal amount of senior notes during the third quarter of 2017 and (ii) the repayment of approximately $11.6 billion aggregate principal amount of Aetna's senior notes during the first half of 2017.

•
Effective tax rate was 33.4 percent for third-quarter 2017 compared with 44.4 percent for third-quarter 2016. The decrease in Aetna's effective tax rate for third-quarter 2017 was primarily due to the temporary suspension of the non-deductible HIF in 2017 and anticipated incremental tax benefits related to certain costs associated with the Humana transaction incurred in 2017.

Health Care Segment Results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Income before income taxes(1) and pre-tax adjusted earnings(2) remained relatively consistent at approximately $1.3 billion for the third-quarters of 2017 and 2016. The third quarter of 2017 reflects continued strong performance across Aetna's core Health Care businesses and reduced losses in Aetna's individual Commercial products, which offset the negative impact of the temporary suspension of the HIF in 2017.

•
Total revenue was $14.3 billion for third-quarter 2017 and $15.1 billion for third-quarter 2016. Adjusted revenue(3) was $14.2 billion for third-quarter 2017 and $15.1 billion for third-quarter 2016. The decrease in total revenue and adjusted revenue was primarily due to lower membership in Aetna's ACA compliant individual and small group products, lower membership in Aetna's Medicaid products and the temporary suspension of the HIF in 2017. The decrease was partially offset by higher premium yields in Aetna's Commercial and Government businesses and membership growth in Aetna's Medicare products.

•
Medical membership at September 30, 2017 increased slightly compared with June 30, 2017. The increase primarily reflects increases in Aetna's International Commercial Insured and Commercial ASC products, partially offset by declines in Aetna's Medicaid and ACA compliant individual and small group products.

•	Medical benefit ratios ("MBRs") for the three and nine months ended September 30, 2017 and 2016 were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change		2017	2016	Change
Commercial	81.4%	83.8%	(2.4)	pts.	79.7%	81.7%	(2.0)	pts.
Government	82.4%	80.1%	2.3	pts.	83.0%	81.6%	1.4	pts.
Total Health Care	81.9%	82.0%	(0.1)	pts.	81.5%	81.7%	(0.2)	pts.

•
Aetna's third-quarter 2017 Commercial MBR decreased compared with third-quarter 2016 primarily due to reduced losses in Aetna's individual Commercial products and improved performance across Aetna's core Commercial business. The decrease was

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partially offset by the unfavorable impact of the temporary suspension of the HIF in 2017.

•	Aetna's third-quarter 2017 Government MBR increased compared with third-quarter 2016 primarily due to the unfavorable impact of the temporary suspension of the HIF in 2017.

•
In third-quarter 2017, Aetna experienced favorable development of prior-period health care cost estimates in its Commercial, Medicare, and Medicaid products, primarily attributable to second-quarter 2017 performance.

•
Prior year's health care costs payable estimates developed favorably by $783 million and $717 million during the first nine months of 2017 and 2016, respectively. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements, and does not directly correspond to an increase in 2017 operating results.

•
Days claims payable(7) was 54 days at September 30, 2017, consistent with June 30, 2017 and a decrease of three days compared with September 30, 2016. The year-over-year decrease was driven by changes in business mix, primarily related to the decline in Aetna's individual Commercial product membership and the increase in Aetna's Medicare product membership.

Group Insurance Segment Results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Income before income taxes(1) of $53 million for third-quarter 2017 compared with $27 million for third-quarter 2016. Pre-tax adjusted earnings(2) were $34 million for third-quarter 2017 compared with $22 million for third-quarter 2016. Income before income taxes and pre-tax adjusted earnings increased primarily due to higher underwriting margins in Aetna's disability products, partially offset by lower underwriting margins in Aetna's life products. The increase in income before income taxes also reflects higher net realized capital gains in third-quarter 2017 compared to third-quarter 2016.

•
Total revenue of $650 million and $621 million for the third quarters of 2017 and 2016, respectively. Adjusted revenue(3) was $631 million and $616 million for the third quarters of 2017 and 2016, respectively. The increase in total revenue and adjusted revenue was primarily due to higher premiums in Aetna's life and disability products. The increase in total revenue also reflects higher net realized capital gains in third-quarter 2017 compared to third-quarter 2016.

•
In October 2017, Aetna entered into a definitive agreement under which Aetna will sell a substantial portion of its Group Insurance segment consisting of its domestic group life insurance, group disability insurance and absence management businesses. The transaction is expected to close in early November 2017.

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Large Case Pensions Segment Results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•
Income before income taxes(1) was $6 million for both the third quarters of 2017 and 2016. Pre-tax adjusted earnings(2) were $5 million and $3 million for the third quarters of 2017 and 2016, respectively.

•
Total revenue of $80 million for third-quarter 2017 compared with $70 million for third-quarter 2016. Adjusted revenue(3) was $79 million and $67 million for the third quarters of 2017 and 2016, respectively. The increase in total revenue and adjusted revenue was primarily due to higher net investment income.

Aetna's conference call to discuss third-quarter 2017 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information website at www.aetna.com/investor. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.
The conference call also can be accessed by dialing 1-877-709-8150, or +1-201-689-8354 for international callers. The company suggests participants dial in approximately 10 minutes before the call. No access code is required. Individuals who dial in will be asked to identify themselves and their affiliations.
A replay of the call may be accessed through Aetna's Investor Information website at www.aetna.com/investor or by dialing 1-877-660-6853, or +1-201-612-7415 for international callers. The replay conference ID is 13671637. Telephone replays will be available until 11 p.m. ET on November 14, 2017.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 44.6 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

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Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
(Millions)	2017	2016
Assets:
Cash and short-term investments	$8,797	$21,042
Accounts receivable, net	4,965	4,580
Other current assets	2,672	2,827
Total current assets	16,434	28,449
Long-term investments	21,507	21,833
Other long-term assets	19,442	18,864
Total assets	$57,383	$69,146

Liabilities and shareholders’ equity:
Health care costs payable	$6,139	$6,558
Current portion of long-term debt	1,998	1,634
Other current liabilities	11,510	10,502
Total current liabilities	19,647	18,694
Long-term debt, less current portion	8,161	19,027
Other long-term liabilities	13,757	13,482
Total Aetna shareholders' equity	15,583	17,881
Non-controlling interests	235	62
Total liabilities and equity	$57,383	$69,146

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Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2017	2016	2017	2016
Revenue:
Health care premiums	$12,710	$13,525	$39,152	$40,623
Other premiums	562	549	1,658	1,636
Fees and other revenue	1,443	1,454	4,404	4,395
Net investment income	233	219	730	688
Net realized capital gains (losses)	46	34	(262)	85
Total revenue	14,994	15,781	45,682	47,427

Benefits and expenses:
Health care costs	10,412	11,092	31,905	33,172
Current and future benefits	548	535	1,632	1,589
Operating expenses:
Selling expenses	401	408	1,224	1,245
General and administrative expenses	2,211	2,422	7,793	7,232
Total operating expenses	2,612	2,830	9,017	8,477
Interest expense	90	189	349	414
Amortization of other acquired intangible assets	58	61	176	187
Loss on early extinguishment of long-term debt	—	—	246	—
Reduction of reserve for anticipated future losses on discontinued products	—	—	(109)	(128)
Total benefits and expenses	13,720	14,707	43,216	43,711

Income before income taxes	1,274	1,074	2,466	3,716
Income tax expense	426	477	815	1,588
Net income including non-controlling interests	848	597	1,651	2,128
Less: Net income (loss) attributable to non-controlling interests	10	(7)	(9)	(4)
Net income attributable to Aetna	$838	$604	$1,660	$2,132

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Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
(Millions)	2017	2016
Cash flows from operating activities:
Net income including non-controlling interests	$1,651	$2,128
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital losses (gains)	262	(85)
Depreciation and amortization	499	511
Debt fair value amortization	(14)	(22)
Equity in (earnings) losses of affiliates, net	(80)	1
Stock-based compensation expense	135	147
Reduction of reserve for anticipated future losses on discontinued products	(109)	(128)
Amortization of net investment premium	54	62
Loss on early extinguishment of long-term debt	246	—
Changes in assets and liabilities:
Premiums due and other receivables	(184)	(278)
Income taxes	(15)	387
Other assets and other liabilities	(1,196)	57
Health care and insurance liabilities	931	1,841
Distributions from partnership investments	44	—
Net cash provided by operating activities	2,224	4,621
Cash flows from investing activities:
Proceeds from sales and maturities of investments	8,854	10,747
Cost of investments	(7,860)	(10,876)
Additions to property, equipment and software	(301)	(197)
Cash used for acquisitions, net of cash acquired	(24)	—
Net cash provided by (used for) investing activities	669	(326)
Cash flows from financing activities:
Issuance of long-term debt	988	12,886
Repayment of long-term debt	(11,734)	—
Common shares issued under benefit plans, net	(132)	(103)
Common shares repurchased	(3,845)	—
Dividends paid to shareholders	(420)	(262)
Net payment on interest rate derivatives	—	(274)
Contributions, non-controlling interests	182	—
Net cash (used for) provided by financing activities	(14,961)	12,247
Net (decrease) increase in cash and cash equivalents	(12,068)	16,542
Cash and cash equivalents, beginning of period	17,996	2,524
Cash and cash equivalents, end of period	$5,928	$19,066

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Reconciliation of the Most Directly Comparable GAAP Measure to Certain Reported Amounts
				Three Months Ended September 30, 2017					Three Months Ended September 30, 2016
(Millions, except per common share data) Reconciliation of net income to adjusted earnings				Total Company	Per Common Share				Total Company	Per Common Share
Net income(1) (GAAP measure)				$838	$2.52				$604	$1.70
Transaction and integration-related costs				—	—				164	0.46
Amortization of other acquired intangible assets				58	0.17				61	0.17
Net realized capital gains				(46)	(0.14)				(34)	(0.09)
Income tax benefit				(36)	(0.10)				(61)	(0.17)
Adjusted earnings(2)				$814	$2.45				$734	$2.07

Weighted average common shares - diluted					332.0					354.3

	Three Months Ended September 30, 2017					Three Months Ended September 30, 2016
(Millions) Reconciliation of total revenue to adjusted revenue	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(8)	Total Company	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(8)	Total Company
Total revenue (GAAP measure)	$14,264	$650	$80	$—	$14,994	$15,081	$621	$70	$9	$15,781
Interest income on proceeds of transaction-related debt	—	—	—	—	—	—	—	—	(9)	(9)
Net realized capital gains	(26)	(19)	(1)	—	(46)	(26)	(5)	(3)	—	(34)
Adjusted revenue(3) (excludes net realized capital gains and an other item)	$14,238	$631	$79	$—	$14,948	$15,055	$616	$67	$—	$15,738

Reconciliation of income before income taxes to pre-tax adjusted earnings
Income (loss) before income taxes (GAAP measure)	$1,279	$53	$6	$(64)	$1,274	$1,270	$27	$6	$(229)	$1,074
Less: Income (loss) before income taxes attributable to non-controlling interests (GAAP measure)	14	—	—	—	14	(9)	—	—	—	(9)
Income (loss) before income taxes attributable to Aetna (GAAP measure)	1,265	53	6	(64)	1,260	1,279	27	6	(229)	1,083
Transaction and integration-related costs	—	—	—	—	—	—	—	—	164	164
Amortization of other acquired intangible assets	58	—	—	—	58	61	—	—	—	61
Net realized capital gains	(26)	(19)	(1)	—	(46)	(26)	(5)	(3)	—	(34)
Pre-tax adjusted earnings (loss)(2)	$1,297	$34	$5	$(64)	$1,272	$1,314	$22	$3	$(65)	$1,274

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Reconciliation of the Most Directly Comparable GAAP Measure to Certain Reported Amounts
				Nine Months Ended September 30, 2017					Nine Months Ended September 30, 2016
(Millions, except per common share data) Reconciliation of net income to adjusted earnings				Total Company	Per Common Share				Total Company	Per Common Share
Net income(1) (GAAP measure)				$1,660	$4.92				$2,132	$6.02
Loss on early extinguishment of long-term debt				246	0.73				—	—
Penn Treaty-related guaranty fund assessments				231	0.68				—	—
Transaction and integration-related costs				1,202	3.56				333	0.94
Reduction of reserve for anticipated future losses on discontinued products				(109)	(0.32)				(128)	(0.36)
Amortization of other acquired intangible assets				176	0.52				187	0.53
Net realized capital losses (gains)				262	0.78				(85)	(0.24)
Income tax benefit				(770)	(2.28)				(100)	(0.28)
Adjusted earnings(2)				$2,898	$8.59				$2,339	$6.61

Weighted average common shares - diluted					337.5					354.1

	Nine Months Ended September 30, 2017					Nine Months Ended September 30, 2016
(Millions) Reconciliation of total revenue to adjusted revenue	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(8)	Total Company	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(8)	Total Company
Total revenue (GAAP measure)	$43,847	$1,913	$247	$(325)	$45,682	$45,316	$1,880	$219	$12	$47,427
Interest income on proceeds of transaction-related debt	—	—	—	(11)	(11)	—	—	—	(12)	(12)
Net realized capital (gains) losses	(34)	(36)	(4)	336	262	(51)	(25)	(9)	—	(85)
Adjusted revenue(3) (excludes net realized capital (gains) losses and an other item)	$43,813	$1,877	$243	$—	$45,933	$45,265	$1,855	$210	$—	$47,330

Reconciliation of income before income taxes to pre-tax adjusted earnings
Income (loss) before income taxes (GAAP measure)	$4,165	$145	$126	$(1,970)	$2,466	$3,971	$129	$143	$(527)	$3,716
Less: (Loss) income before income taxes attributable to non-controlling interests (GAAP measure)	(7)	—	1	—	(6)	(4)	—	(1)	—	(5)
Income (loss) before income taxes attributable to Aetna (GAAP measure)	4,172	145	125	(1,970)	2,472	3,975	129	144	(527)	3,721
Loss on early extinguishment of long-term debt	—	—	—	246	246	—	—	—	—	—
Penn Treaty-related guaranty fund assessments	231	—	—	—	231	—	—	—	—	—
Transaction and integration-related costs	—	—	—	1,202	1,202	—	—	—	333	333
Reduction of reserve for anticipated future losses on discontinued products	—	—	(109)	—	(109)	—	—	(128)	—	(128)
Amortization of other acquired intangible assets	176	—	—	—	176	187	—	—	—	187
Net realized capital (gains) losses	(34)	(36)	(4)	336	262	(51)	(25)	(9)	—	(85)
Pre-tax adjusted earnings (loss)(2)	$4,545	$109	$12	$(186)	$4,480	$4,111	$104	$7	$(194)	$4,028

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Margins and Ratios
		Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)		2017	2016	2017	2016
Reconciliation of income before income taxes to adjusted earnings before income taxes, excluding interest expense:
Income before income taxes (GAAP measure)		$1,274	$1,074	$2,466	$3,716
Interest expense(9)		90	80	264	237
Loss on early extinguishment of long-term debt		—	—	246	—
Penn Treaty-related guaranty fund assessments		—	—	231	—
Transaction and integration-related costs		—	164	1,202	333
Reduction of reserve for anticipated future losses on discontinued products		—	—	(109)	(128)
Amortization of other acquired intangible assets		58	61	176	187
Net realized capital (gains) losses		(46)	(34)	262	(85)
Adjusted earnings(2) before income taxes, excluding interest expense	(A)	$1,376	$1,345	$4,738	$4,260

Reconciliation of net income to adjusted earnings excluding interest expense, net of tax:
Net income(1) (GAAP measure)	(B)	$838	$604	$1,660	$2,132
Interest expense(9)		90	80	264	237
Loss on early extinguishment of long-term debt		—	—	246	—
Penn Treaty-related guaranty fund assessments		—	—	231	—
Transaction and integration-related costs		—	164	1,202	333
Reduction of reserve for anticipated future losses on discontinued products		—	—	(109)	(128)
Amortization of other acquired intangible assets		58	61	176	187
Net realized capital (gains) losses		(46)	(34)	262	(85)
Income tax benefit		(68)	(89)	(863)	(183)
Adjusted earnings(2) excluding interest expense, net of tax		$872	$786	$3,069	$2,493

Reconciliation of total revenue to adjusted revenue:
Total revenue (GAAP measure)	(C)	$14,994	$15,781	$45,682	$47,427
Interest income on proceeds of transaction-related debt		—	(9)	(11)	(12)
Net realized capital (gains) losses		(46)	(34)	262	(85)
Adjusted revenue(3) (excludes net realized capital (gains) losses and an other item)	(D)	$14,948	$15,738	$45,933	$47,330

Reconciliation of total operating expenses to adjusted operating expenses:
Total operating expenses (GAAP measure)	(E)	$2,612	$2,830	$9,017	$8,477
Penn Treaty-related guaranty fund assessments		—	—	(231)	—
Transaction and integration-related costs		—	(64)	(1,128)	(168)
Adjusted operating expenses	(F)	$2,612	$2,766	$7,658	$8,309

Net income and adjusted pre-tax margins:
After-tax net income margin (GAAP measure)	(B)/(C)	5.6%	3.8%	3.6%	4.5%
Adjusted pre-tax margin(6)	(A)/(D)	9.2%	8.5%	10.3%	9.0%

Expense ratios:
Total company expense ratio (GAAP measure)	(E)/(C)	17.4%	17.9%	19.7%	17.9%
Adjusted expense ratio(5)	(F)/(D)	17.5%	17.6%	16.7%	17.6%

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Health Care, Group Insurance and Corporate Financing Operating Cash Flow as a Percentage of Net Income
		Nine Months Ended September 30,
(Millions)		2017	2016
Net cash provided by operating activities (GAAP measure)		$2,224	$4,621
Less: Net cash used for operating activities: Large Case Pensions		(196)	(186)
Net cash provided by operating activities: Health Care, Group Insurance and Corporate Financing	(A)	2,420	4,807

Net income(1) (GAAP Measure)		1,660	2,132
Less: Net income: Large Case Pensions		88	99
Net income: Health Care, Group Insurance and Corporate Financing	(B)	$1,572	$2,033

Operating cash flow as a percentage of net income:
Operating cash flow as a percentage of net income(1) (GAAP Measure)	(A)/(B)	153.9%	236.4%

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Footnotes

(1) Net income refers to net income attributable to Aetna reported in Aetna's Consolidated Statements of Income in accordance with U.S. generally accepted accounting principles ("GAAP"). Income before income taxes refers to income before income taxes attributable to Aetna in accordance with GAAP. Unless otherwise indicated, all references in this press release to net income, net income per share and income before income taxes exclude amounts attributable to non-controlling interests.

(2) Non-GAAP financial measures such as adjusted earnings, adjusted earnings per share, pre-tax adjusted earnings, adjusted operating expenses, adjusted revenue, adjusted expense ratio and adjusted pre-tax margin exclude from the relevant GAAP metrics, as applicable:

•	Amortization of other acquired intangible assets;

•	Net realized capital gains or losses; and

•	Other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

Although the excluded items may recur, management believes the non-GAAP financial measures Aetna discloses, including those described above, provide a more useful comparison of Aetna's underlying business performance from period to period. Prior to March 31, 2017, operating earnings was the measure reported to the chief executive officer for purposes of assessing financial performance and making operating decisions, such as the allocation of resources among Aetna's business segments. Effective March 31, 2017, the chief executive officer assesses consolidated Aetna results based on adjusted earnings and assesses business segment results based on pre-tax adjusted earnings because income taxes are recorded in Aetna's Corporate Financing segment and are not allocated to Aetna's business segments. Also effective March 31, 2017, transaction and integration-related costs were reclassified to Aetna's Corporate Financing segment because they do not reflect Aetna's underlying business performance. The prior periods have been restated to reflect this presentation. Non-GAAP financial measures Aetna discloses, including those described above, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
During the nine months ended September 30, 2017, Aetna incurred losses on the early extinguishment of long-term debt due to (a) the mandatory redemption of $10.2 billion aggregate principal amount of certain of its senior notes issued in June 2016 (collectively, the "SMR Notes") following the termination of the definitive agreement (the "Humana Merger Agreement") to acquire Humana Inc. ("Humana") and (b) the early redemption of $750 million aggregate principal amount of its outstanding senior notes due 2020.

•
During the nine months ended September 30, 2017, Aetna recorded an expense for estimated future guaranty fund assessments related to Penn Treaty Network America Insurance Company and one of its subsidiaries (collectively, "Penn Treaty"), which was placed in rehabilitation in 2009 and placed in liquidation in March 2017. This expense does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Aetna recorded transaction and integration-related costs during the nine months ended September 30, 2017 and the three and nine months ended September 30, 2016 primarily related to its proposed acquisition of Humana (the "Humana Transaction"). Transaction costs include costs associated with the termination of the Humana Merger Agreement, the termination of Aetna's agreement to sell certain assets to Molina Healthcare, Inc. and advisory, legal and other professional fees which are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses. Transaction costs also include the negative cost of carry associated with the debt financing that Aetna obtained in June 2016 for the Humana Transaction. Prior to the mandatory redemption of the SMR Notes, the negative cost of carry associated with these senior notes was excluded from adjusted earnings and pre-tax adjusted earnings. The negative cost of carry associated with the $2.8 billion aggregate principal amount of Aetna's senior notes issued in June 2016 that are not subject to mandatory redemption (the "Other 2016 Senior Notes") was excluded from adjusted earnings and pre-tax adjusted earnings through the date of the termination of the Humana Merger Agreement. The components of the negative cost of carry are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense and net investment income. Subsequent to the termination of the Humana Merger Agreement, the interest expense and net investment income associated with the Other 2016 Senior Notes were no longer excluded from adjusted earnings and pre-tax adjusted earnings.

•
In 1993, Aetna discontinued the sale of fully guaranteed large case pensions products and established a reserve for anticipated future losses on these products, which Aetna reviews quarterly. During both the nine months ended September 30, 2017 and 2016, Aetna reduced the reserve for anticipated future losses on discontinued products. Aetna believes excluding any changes in the reserve for anticipated future losses on discontinued products from adjusted earnings provides more useful information as to Aetna's continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect Aetna's operating results.

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•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

•
The corresponding tax benefit or expense related to the items excluded from adjusted earnings discussed above. The tax benefit or expense was calculated utilizing the appropriate tax rate for each individual item excluded from adjusted earnings. The three months ended September 30, 2017 include a $29 million tax benefit which reflects anticipated incremental tax benefits related to certain costs associated with the Humana Transaction.

For a reconciliation of financial measures calculated under GAAP to these items, refer to the tables on pages 9 through 11 of this press release.

(3) Adjusted revenue excludes net realized capital gains and losses and interest income on the proceeds of Aetna's senior notes issued in June 2016 as noted in (2) above. Refer to the tables on pages 9 through 11 of this press release for a reconciliation of total revenue calculated under GAAP to adjusted revenue.

(4) Projected full-year 2017 net income per share and adjusted earnings per share reflect a range of 334 million to 335 million weighted average diluted shares. Projected full-year 2017 adjusted earnings per share exclude from projected full-year 2017 net income per share the loss on early extinguishment of long-term debt, the projected Penn Treaty-related guaranty fund assessments, projected transaction and integration-related costs (including termination costs) primarily related to the Humana Transaction, the reduction of the reserve for anticipated future losses on discontinued products, estimated amortization of other acquired intangible assets, net realized capital gains and losses, other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance and the corresponding income tax benefit or expense related to the items excluded from net income per share discussed above. Amortization of other acquired intangible assets relates to Aetna's acquisition activities. The table below reconciles projected 2017 net income per share to projected 2017 adjusted earnings per share:

Reconciliation of Projected 2017 Net Income Per Share to Projected 2017 Adjusted Earnings Per Share
Projected net income per share (GAAP measure)	Approximately	$5.95
Loss on early extinguishment of long-term debt		.74
Penn Treaty-related guaranty fund assessments		.69
Transaction and integration-related costs (including termination costs)		3.59
Reduction of reserve for anticipated future losses on discontinued products		(.33)
Amortization of other acquired intangible assets		.70
Net realized capital losses		.78
Income tax benefit		(2.37)
Projected adjusted earnings per share	Approximately	$9.75

Aetna will experience net realized capital gains or net realized capital losses during the remainder of 2017, however Aetna cannot project the amount of such future gains or losses. Therefore, Aetna has assumed no net realized capital gains or losses after September 30, 2017 for purposes of projecting net income and net income per share. Aetna's annual net realized capital gains or losses ranged from a net realized capital loss of $65 million to a net realized capital gain of $86 million during calendar years 2014 through 2016.

(5) The adjusted expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from adjusted revenue or adjusted operating expenses, as noted in (2) above. For a reconciliation of the comparable GAAP measure to this metric for the periods covered by this press release, refer to page 11 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's adjusted pre-tax margin is based on adjusted earnings excluding interest expense and income taxes. Management also uses adjusted pre-tax margin to assess Aetna's performance, including performance versus competitors.

(7) Days claims payable is calculated by dividing the health care costs payable at each quarter end by the average health care costs per day in each respective quarter. The total debt to consolidated capitalization ratio is calculated by dividing total long-term debt and short-term debt ("Total Debt") by the sum of Total Debt and total Aetna shareholders' equity.

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(8) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement employee benefit plan expenses (benefits), and, effective March 31, 2017, all transaction and integration-related costs and income taxes. The prior periods have been restated to reflect this presentation. As described in (2) above, the adjusted earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

(9) Interest expense included in the reconciliation to adjusted earnings before income taxes, excluding interest expense and the reconciliation to adjusted earnings excluding interest expense, net of tax for the nine months ended September 30, 2017 and the three and nine months ended September 30, 2016 excludes costs associated with the term loan credit agreement executed in connection with the Humana Transaction and the negative cost of carry on transaction-related debt incurred in connection with the Humana Transaction. Interest expense for the nine months ended September 30, 2016 excludes costs associated with bridge credit agreement executed in connection with the Humana Transaction. These costs are included within transaction and integration-related costs. Refer to (2) above for further discussion.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “explore,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s control.

Statements in this press release regarding Aetna that are forward-looking, including Aetna’s projections as to net income per share, adjusted earnings per share, Penn Treaty-related guaranty fund assessments, transaction and integration-related costs, amortization of other acquired intangible assets, the income tax benefit related to items excluded from adjusted earnings, weighted average diluted shares, and future operating results, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); increased pharmacy costs (including in Aetna’s public health insurance exchange products)); the profitability of Aetna’s individual products, where membership is higher than Aetna previously projected and has had and may continue to have more adverse health status and/or higher medical benefit utilization (including due to Aetna's product exit strategy) than Aetna projected; any suspension of the ACA's health insurer fee for 2018; adverse impacts from any failure to raise the U.S. Federal government’s debt ceiling or any sustained U.S. Federal government shut down; and changes in Aetna’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. As currently enacted, health care reform will continue to significantly impact Aetna’s business operations and financial results, including Aetna’s pricing and medical benefit ratios, and key components of the legislation will continue to be phased in through 2020. Aetna will be required to dedicate material resources and incur material expenses during 2017 to implement health care reform. Significant parts of the legislation continue to evolve through the promulgation of regulations and guidance. In addition, pending efforts in the U.S. Congress to repeal, amend, replace or restrict funding for various aspects of health care reform and pending litigation challenging aspects of the law and its implementation continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform are unknown. Other important risk factors include: adverse changes in federal or state government policies, legislation or regulations (including legislative, judicial or regulatory measures that would affect Aetna’s business model, repeal, restrict funding for or amend various aspects of health care reform, limit Aetna’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s potential litigation exposure)); uncertainty related to Aetna’s accruals for the ACA's reinsurance, risk adjustment and risk corridor programs (“3R’s”); uncertainty related to the funding for and final reconciliations with respect to the ACA's risk management and subsidy programs; the implementation of health care reform legislation, collection of ACA fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the timing and amount of and payment methods for satisfying assessments for Penn Treaty Network America Insurance Company and other insolvent payors under state guaranty fund laws; adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s social media activities, data security breaches, other cybersecurity risks or other causes; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or changes to or curtailment or elimination of the Centers for Medicare & Medicaid Services’ ("CMS") star rating bonus payments; Aetna's ability to maintain and/or enhance its CMS star ratings; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by developing and expanding Aetna's consumer business and expanding Aetna’s foreign operations), transform Aetna’s

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business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s consumer health and services initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, an uncertain economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna; failure to adequately implement health care reform and/or repeal of or changes in health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s minimum MLR rebate methodology and/or reports, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s payment practices with respect to out-of-network providers, other providers and/or life insurance policies; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including businesses Aetna may acquire in the future), separate divested businesses and implement multiple strategic and operational initiatives simultaneously; Aetna’s ability to manage health care and other benefit costs; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna; Aetna’s ability to develop and maintain relationships (including joint ventures or other collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services Aetna offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s ability to maintain its relationships with third-party brokers, consultants and agents who sell its products; collection of amounts payable to Aetna by the State of Illinois; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, the implementation of public health insurance exchanges; and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; and a downgrade in Aetna’s financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2016 Annual Report on Form 10-K (“Aetna’s 2016 Annual Report”) and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 ("Aetna's June 2017 Quarterly Report"), each on file with the Securities and Exchange Commission ("SEC"), and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 ("Aetna's September 2017 Quarterly Report"), when filed with the SEC. You should also read Aetna’s 2016 Annual Report and Aetna's June 2017 Quarterly Report, each on file with the SEC, and Aetna's September 2017 Quarterly Report, when filed with the SEC for a discussion of Aetna’s historical results of operations and financial condition.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna. Aetna does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

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Supplementary Information

Statements of Income Before Income Taxes Attributable to Aetna by Segment (Unaudited)

	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
Three Months Ended September 30, 2017
Revenue:
Health care premiums	$12,710	$—	$—	$—	$12,710
Other premiums	—	552	10	—	562
Fees and other revenue	1,417	24	2	—	1,443
Net investment income	111	55	67	—	233
Net realized capital gains	26	19	1	—	46
Total revenue	14,264	650	80	—	14,994
Benefits and expenses:
Health care costs	10,412	—	—	—	10,412
Current and future benefits	—	478	70	—	548
Operating expenses:
Selling expenses	366	35	—	—	401
General and administrative expenses	2,149	84	4	(26)	2,211
Total operating expenses	2,515	119	4	(26)	2,612
Interest expense	—	—	—	90	90
Amortization of other acquired intangible assets	58	—	—	—	58
Total benefits and expenses	12,985	597	74	64	13,720
Income (loss) before income taxes including non-controlling interests	1,279	53	6	(64)	1,274
Less: Income before income taxes attributable to non-controlling interests	14	—	—	—	14
Income (loss) before income taxes attributable to Aetna	$1,265	$53	$6	$(64)	$1,260

Three Months Ended September 30, 2016
Revenue:
Health care premiums	$13,525	$—	$—	$—	$13,525
Other premiums	—	537	12	—	549
Fees and other revenue	1,425	27	2	—	1,454
Net investment income	105	52	53	9	219
Net realized capital gains	26	5	3	—	34
Total revenue	15,081	621	70	9	15,781
Benefits and expenses:
Health care costs	11,092	—	—	—	11,092
Current and future benefits	—	474	61	—	535
Operating expenses:
Selling expenses	377	31	—	—	408
General and administrative expenses	2,281	89	3	49	2,422
Total operating expenses	2,658	120	3	49	2,830
Interest expense	—	—	—	189	189
Amortization of other acquired intangible assets	61	—	—	—	61
Total benefits and expenses	13,811	594	64	238	14,707
Income (loss) before income taxes including non-controlling interests	1,270	27	6	(229)	1,074
Less: Loss before income taxes attributable to non-controlling interests	(9)	—	—	—	(9)
Income (loss) before income taxes attributable to Aetna	$1,279	$27	$6	$(229)	$1,083

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Statements of Income Before Income Taxes Attributable to Aetna by Segment (Unaudited)

	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
Nine Months Ended September 30, 2017
Revenue:
Health care premiums	$39,152	$—	$—	$—	$39,152
Other premiums	—	1,622	36	—	1,658
Fees and other revenue	4,322	76	6	—	4,404
Net investment income	339	179	201	11	730
Net realized capital gains (losses)	34	36	4	(336)	(262)
Total revenue	43,847	1,913	247	(325)	45,682
Benefits and expenses:
Health care costs	31,905	—	—	—	31,905
Current and future benefits	—	1,411	221	—	1,632
Operating expenses:
Selling expenses	1,116	108	—	—	1,224
General and administrative expenses	6,485	249	9	1,050	7,793
Total operating expenses	7,601	357	9	1,050	9,017
Interest expense	—	—	—	349	349
Amortization of other acquired intangible assets	176	—	—	—	176
Loss on early extinguishment of long-term debt	—	—	—	246	246
Reduction of reserve for anticipated future losses on discontinued products	—	—	(109)	—	(109)
Total benefits and expenses	39,682	1,768	121	1,645	43,216
Income (loss) before income taxes including non-controlling interests	4,165	145	126	(1,970)	2,466
Less: (Loss) income before income taxes attributable to non-controlling interests	(7)	—	1	—	(6)
Income (loss) before income taxes attributable to Aetna	$4,172	$145	$125	$(1,970)	$2,472

Nine Months Ended September 30, 2016
Revenue:
Health care premiums	$40,623	$—	$—	$—	$40,623
Other premiums	—	1,604	32	—	1,636
Fees and other revenue	4,309	79	7	—	4,395
Net investment income	333	172	171	12	688
Net realized capital gains	51	25	9	—	85
Total revenue	45,316	1,880	219	12	47,427
Benefits and expenses:
Health care costs	33,172	—	—	—	33,172
Current and future benefits	—	1,394	195	—	1,589
Operating expenses:
Selling expenses	1,150	95	—	—	1,245
General and administrative expenses	6,836	262	9	125	7,232
Total operating expenses	7,986	357	9	125	8,477
Interest expense	—	—	—	414	414
Amortization of other acquired intangible assets	187	—	—	—	187
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128)	—	(128)
Total benefits and expenses	41,345	1,751	76	539	43,711
Income (loss) before income taxes including non-controlling interests	3,971	129	143	(527)	3,716
Less: Loss before income taxes attributable to non-controlling interests	(4)	—	(1)	—	(5)
Income (loss) before income taxes attributable to Aetna	$3,975	$129	$144	$(527)	$3,721

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Membership
	September 30, 2017			June 30, 2017			December 31, 2016			September 30, 2016
(Thousands)	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical Membership:
Commercial	4,584	13,470	18,054	4,407	13,375	17,782	5,457	13,132	18,589	5,596	13,064	18,660
Medicare Advantage	1,467	—	1,467	1,453	—	1,453	1,362	—	1,362	1,364	—	1,364
Medicare Supplement	733	—	733	724	—	724	685	—	685	667	—	667
Medicaid	1,311	600	1,911	1,307	822	2,129	1,668	806	2,474	1,629	801	2,430
Total Medical Membership	8,095	14,070	22,165	7,891	14,197	22,088	9,172	13,938	23,110	9,256	13,865	23,121

Dental Membership:
Total Dental Membership	5,538	7,930	13,468	5,534	8,078	13,612	6,086	8,386	14,472	5,940	8,393	14,333

Pharmacy Benefit Management Services Membership:
Commercial			7,994			8,087			9,400			9,610
Medicare Prescription Drug Plan (stand-alone)			2,074			2,062			2,067			2,031
Medicare Advantage Prescription Drug Plan			1,124			1,116			953			952
Medicaid			2,493			2,832			2,783			2,719
Total Pharmacy Benefit Management Services Membership			13,685			14,097			15,203			15,312

Health Care Medical Benefit Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2017	2016	2017	2016
Premiums (GAAP measure)
Commercial	$6,043	$6,952	$18,419	$20,967
Government	6,667	6,573	20,733	19,656
Health Care	$12,710	$13,525	$39,152	$40,623
Health Care Costs (GAAP measure)
Commercial	$4,917	$5,829	$14,688	$17,128
Government	5,495	5,263	17,217	16,044
Health Care	$10,412	$11,092	$31,905	$33,172
Medical Benefit Ratios "MBRs"
Commercial	81.4%	83.8%	79.7%	81.7%
Government	82.4%	80.1%	83.0%	81.6%
Health Care	81.9%	82.0%	81.5%	81.7%

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Roll Forward of Health Care Costs Payable
(Unaudited)
	Nine Months Ended September 30,
(Millions)	2017	2016
Health care costs payable, beginning of period	$6,558	$6,306
Less: reinsurance recoverables	5	4
Health care costs payable, beginning of period, net	6,553	6,302
Add: Components of incurred health care costs:
Current year	32,611	33,804
Prior years(a)	(783)	(717)
Total incurred health care costs (b)	31,828	33,087

Less: Claims paid
Current year	26,959	27,382
Prior years	5,364	5,222
Total claims paid	32,323	32,604

Health care costs payable, end of period, net	6,058	6,785
Add: premium deficiency reserve	77	85
Add: reinsurance recoverables	4	3
Health care costs payable, end of period	$6,139	$6,873

(a) Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(b) Total incurred health care costs exclude from the table above $77 million and $85 million, respectively, related to the premium deficiency reserve recorded during the nine months ended September 30, 2017 and 2016, for the 2017 and 2016 coverage years primarily related to Aetna's individual Commercial products.

Days Claims Payable (Unaudited)
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Days Claims Payable	54	54	53	54	57

Health Care Reform's Reinsurance, Risk Adjustment and Risk Corridor (the “3Rs”)(a) Net Receivable (Payable)
	September 30, 2017			December 31, 2016
	(Unaudited)
(Millions)	Reinsurance	Risk Adjustment	Risk Corridor(b)	Reinsurance	Risk Adjustment	Risk Corridor
Current	$37	$(42)	$(6)	$202	$(690)	$(10)
Long-term	—	28	—	—	—	—
Total net receivable (payable)	$37	$(14)	$(6)	$202	$(690)	$(10)
(a) Aetna participates in certain public health insurance exchanges established pursuant to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (as amended, collectively, “Health Care Reform” or the “ACA”). Under regulations established by the U.S. Department of Health and Human Services (“HHS”), HHS pays Aetna a portion of the premium and through September 30, 2017, paid a portion of the health care costs for low-income individual Public Exchange members. In addition, HHS administers the 3Rs risk management programs. The ACA’s temporary Reinsurance and Risk Corridor programs expired at the end of 2016.
(b) Aetna estimates that as of September 30, 2017, it is entitled to receive a total of $314 million from HHS under the three-year ACA risk corridor program for the 2014 through 2016 program years. At September 30, 2017, Aetna did not record any ACA risk corridor receivables related to the 2016 or 2015 program years or any amount in excess of HHS's announced prorated funding amount for the 2014 program year, because payments from HHS are uncertain.